Exhibit 99.5

HOLLIS-EDEN PHARMACEUTICALS, INC.

2005 EQUITY INCENTIVE PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT

Pursuant to the Restricted Stock Unit Grant Notice (“Grant Notice”) and this Restricted Stock Unit Award Agreement (“Agreement”), Hollis-Eden Pharmaceuticals, Inc. (the “Company”) has awarded you a Restricted Stock Unit pursuant to Section 7(c) of the Hollis-Eden Pharmaceuticals, Inc. 2005 Equity Incentive Plan (the “Plan”) for the number of Shares as indicated in the Grant Notice (collectively, the “Award”). Defined terms not explicitly defined in this Agreement but defined in the Plan shall have the same definitions as in the Plan.

The details of your Award are as follows.

1. CONSIDERATION. Consideration for this Award is satisfied by your services to the Company.

2. VESTING. Subject to the limitations contained herein, your Award will vest as provided in the Grant Notice. Notwithstanding the foregoing, if you elect to defer receipt of the shares pursuant to Section 4 of this Agreement, then any shares subject to this Award that would otherwise vest within the 12-month period following the date of such election shall instead vest on the date that is 12 months following the date of your election to defer.

3. DIVIDENDS. You will be entitled to receive payments equal to any cash dividends and other distributions paid with respect to a corresponding number of Shares covered by your Award, provided that if any such dividends or distributions are paid in Shares, the Fair Market Value of such Shares will be converted into additional Shares covered by the Award, and further provided that such additional Shares will be subject to the same forfeiture restrictions and restrictions on transferability as apply to the Awards with respect to which they relate.

4. DISTRIBUTION OF SHARES OF COMMON STOCK. The Company will deliver to you a number of Shares of the Company’s Common Stock (“Stock”) equal to the number of vested Shares subject to your Award, including any additional Shares received pursuant to Section 3 above, on the vesting date or dates provided in your Grant Notice; provided however, that if the first vesting date occurs no sooner than 12 months following the Date of Grant specified in your Grant Notice and if, within the 30-day period following the Date of Grant indicated on your Grant Notice, you elect to defer delivery of such Shares beyond the vesting date, then the Company will deliver the Shares to you on the date or dates that you so elect (the “Settlement Date”). If such deferral election is made, the Board (or appropriate committee thereof) will, in its sole discretion, establish the rules and procedures for such deferrals.

5. CERTAIN ADJUSTMENTS. In the event of any change in the capitalization of the Company, such as by stock dividend, stock split, combination of shares, exchange of securities, recapitalization or other event which the Board deems, in its sole discretion, to be similar circumstances, the Board (or appropriate committee thereof) may make such adjustments to the number and/or kind of shares of stock or securities subject to this Award and any other provision of this Award affected by such change, as the Board may determine in its sole discretion.

6. CONDITIONS TO DELIVERY OF SHARES. Notwithstanding any other provision of this Agreement or the Plan, the Company will not be obligated to deliver any Shares of pursuant to this Agreement (i) until all conditions to the Award have been satisfied or removed, (ii) until, in the opinion of counsel to the Company, all applicable Federal and state laws and regulations have been complied with, (iii) if the outstanding Common Stock is at the time listed on any stock exchange or included for quotation on an inter-dealer system, until the shares to be delivered have been listed or included or authorized to be listed or included on such exchange or system upon official notice of notice of issuance, (iv) if it might cause the Company to issue or sell more shares of Common Stock that the Company is then legally entitled to issue or sell, and (e) until all other legal matters in connection with the issuance and delivery of such shares have been approved by counsel to the Company.

7. TRANSFERABILITY. Your Award is not transferable, except by will or by the laws of descent and distribution. Notwithstanding the foregoing, by delivering written notice to the Company, in a form satisfactory to the Company, you may designate a third party who, in the event of your death, will thereafter be entitled to receive any distribution of Shares pursuant to Section 4 of this Agreement.

8. AWARD NOT A SERVICE CONTRACT. Your Award is not an employment or service contract, and nothing in your Award will be deemed to create in any way whatsoever any obligation on your part to continue in the service of the Company or a subsidiary, or on the part of the Company or a subsidiary to continue such service. In addition, nothing in your Award will obligate the Company or a subsidiary, their respective stockholders, boards of directors or Employees to continue any relationship that you might have as an Employee of the Company or a subsidiary.

9. UNSECURED OBLIGATION. Your Award is unfunded, and as a holder of a vested Award, you will be considered an unsecured creditor of the Company with respect to the Company’s obligation, if any, to issue Shares pursuant to this Agreement. You will not have voting or any other rights as a stockholder of the Company with respect to the Shares purchased pursuant to this Agreement until such Shares are issued to you pursuant to Section 4 of this Agreement. Upon such issuance, you will obtain full voting and other rights as a stockholder of the Company. Nothing contained in this Agreement, and no action taken pursuant to its provisions, will create or be construed to create a trust of any kind or a fiduciary relationship between you and the Company or any other person.

10. CHANGE IN CONTROL.

(a) If a Change in Control occurs and, during the period beginning 3 months before and ending 12 months after the effective time of such Change in Control, your Continuous Service terminates due to an involuntary termination (not including death or Disability) without Cause or due to a voluntary termination with Good Reason (as defined herein), then, as of the date of termination of Continuous Service, the vesting of your Award shall be accelerated in full.

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(b) “Good Reason” for purposes of this Agreement means that one or more of the following are undertaken by the Company (or acquiring entity or any subsidiary thereof employing you) without your express written consent: (i) the assignment to you of any duties or responsibilities that results in a material diminution in your function as in effect immediately prior to the effective date of the Change in Control; provided, however, that a change solely in your title or reporting relationships shall not provide the basis for a voluntary termination with Good Reason; (ii) a material reduction by the Company (or acquiring entity or any subsidiary thereof employing you) in your annual base salary, as in effect on the effective date of the Change in Control or as increased thereafter; provided, however, that Good Reason shall not be deemed to have occurred in the event of a reduction in your annual base salary that is pursuant to a salary reduction program affecting substantially all of the employees of the Company (or acquiring entity or any subsidiary thereof employing you) and that does not adversely affect you to a greater extent than other similarly situated employees; (iii) any failure by the Company (or acquiring entity or any subsidiary thereof employing you) to continue in effect any material employee benefit plan or program in which you were participating immediately prior to the effective date of the Change in Control (hereinafter referred to as “Benefit Plans”), or the taking of any action by the Company (or acquiring entity or any subsidiary thereof employing you) that would adversely affect your participation in or reduce your benefits under the Benefit Plans; provided, however, that Good Reason shall not be deemed to have occurred if the Company (or acquiring entity or any subsidiary thereof employing you) provides for your participation in benefit plans and programs that, taken as a whole, are comparable to the Benefit Plans; or (iv) a relocation of your business office that increases your one-way commute from your principle residence by more than twenty (20) miles, except for required travel by you on the business of the Company (or acquiring entity or any subsidiary thereof employing you) to an extent substantially consistent with your business travel obligations prior to the effective date of the Change in Control.

11. WITHHOLDING OBLIGATIONS.

(a) On or before the time you receive a distribution of Shares pursuant to your Award, or at any time thereafter as requested by the Company, you hereby authorize any required withholding from, at the Company’s election, the Shares, payroll and any other amounts payable to you and otherwise agree to make adequate provision for any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company or a subsidiary, if any, which arise in connection with your Award.

(b) Unless the tax withholding obligations of the Company and/or any subsidiary are satisfied, the Company will have no obligation to issue a certificate for such Shares.

12. NOTICES. All notices with respect to the Plan shall be in writing and shall be hand delivered or sent by first class mail or reputable overnight delivery service, expenses prepaid. Notice may also be given by electronic mail or facsimile and shall be effective on the date transmitted if confirmed within 24 hours thereafter by a signed original sent in a manner provided in the preceding sentence. Notices to the Company or the Board shall be delivered or sent to the Company’s headquarters to the attention of its [Chief Financial Officer]. Notices to any Participant or holder of shares of Common Stock issued pursuant to an Award shall be sufficient if delivered or sent to such person’s address as it appears in the regular records of the Company or its transfer agent.

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13. HEADINGS. The headings of the Sections in this Agreement are inserted for convenience only and will not be deemed to constitute a part of this Agreement or to affect the meaning of this Agreement.

14. AMENDMENT. This Agreement may be amended only by a writing executed by the Company and you which specifically states that it is amending this Agreement. Notwithstanding the foregoing, this Agreement may be amended solely by the Board (or appropriate committee thereof) by a writing which specifically states that it is amending this Agreement, so long as a copy of such amendment is delivered to you, and provided that no such amendment adversely affecting your rights hereunder may be made without your written consent. Without limiting the foregoing, the Board (or appropriate committee thereof) reserves the right to change, by written notice to you, the provisions of this Agreement in any way it may deem necessary or advisable to carry out the purpose of the grant as a result of any change in applicable laws or regulations or any future law, regulation, ruling, or judicial decision, provided that any such change will be applicable only to rights relating to that portion of the Award which is then subject to restrictions as provided herein.

15. MISCELLANEOUS.

(a) The rights and obligations of the Company under your Award will be transferable by the Company to any one or more persons or entities, and all covenants and agreements hereunder will inure to the benefit of, and be enforceable by the Company’s successors and assigns.

(b) You agree upon request to execute any further documents or instruments necessary or desirable in the sole determination of the Company to carry out the purposes or intent of your Award.

(a) You acknowledge and agree that you have reviewed your Award in its entirety, have had an opportunity to obtain the advice of counsel prior to executing and accepting your Award and fully understand all provisions of your Award.

(b) This Agreement will be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

(c) All obligations of the Company under the Plan and this Agreement will be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

16. GOVERNING PLAN DOCUMENT. Your Award is subject to all the provisions of the Plan, the provisions of which are hereby made a part of your Award, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be

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promulgated and adopted pursuant to the Plan. In the event of any conflict between the provisions of your Award and those of the Plan, the provisions of the Plan will control; provided, however, that Section 4 of this Agreement will govern the timing of any distribution of Shares under your Award. The Board (or appropriate committee thereof) will have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation, and application of the Plan as are consistent therewith and to interpret or revoke any such rules. All actions taken and all interpretations and determinations made by the Board (or appropriate committee thereof) will be final and binding upon you, the Company, and all other interested persons. No member of the Board (or appropriate committee thereof) will be personally liable for any action, determination, or interpretation made in good faith with respect to the Plan or this Agreement.

17. EFFECT ON OTHER EMPLOYEE BENEFIT PLANS. The value of the Award subject to this Agreement will not be included as compensation, earnings, salaries, or other similar terms used when calculating the Employee’s benefits under any employee benefit plan sponsored by the Company or any subsidiary except as such plan otherwise expressly provides. The Company expressly reserves its rights to amend, modify, or terminate any of the Company’s or any subsidiary’s employee benefit plans.

18. CHOICE OF LAW. The interpretation, performance and enforcement of this Agreement will be governed by the law of the state of Delaware without regard to such state’s conflicts of laws rules.

19. SEVERABILITY. If all or any part of this Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity will not invalidate any portion of this Agreement or the Plan not declared to be unlawful or invalid. Any Section of this Agreement (or part of such a Section) so declared to be unlawful or invalid will, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement effective as of the day and year set forth below.

EMPLOYEE	HOLLIS-EDEN PHARMACEUTICALS, INC.

By:
Name:
Title:
Date:	Date:

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